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                                                                  EXHIBIT 2.2

                     FIRST AMENDMENT TO AGREEMENT AND PLAN
                 OF REORGANIZATION BETWEEN ACCESS BEYOND, INC.
                     AND HAYES MICROCOMPUTER PRODUCTS, INC.

         This First Amendment to the Agreement and Plan of Reorganization between Access Beyond, Inc. and Hayes Microcomputer Products, Inc. (this "Amendment") is entered into as of November 7, 1997, by and between Access Beyond, Inc., a Delaware corporation ("Access Beyond"), and Hayes Microcomputer Products, Inc., a Georgia corporation ("Hayes") (and individually referred to as "Party" and jointly and severally referred to herein as "Parties"). This Amendment will be effective as of the Effective Date (as defined below).


                                    RECITALS


         A. The Parties previously entered into an Agreement and Plan of Reorganization on July 29, 1997 (the "Merger Agreement") pursuant to which, subject to the terms and conditions set forth therein, a new corporation that will be organized in Georgia as a wholly owned subsidiary of Access Beyond ("Newco") will merge with and into Hayes in a reverse triangular merger (the "Merger"), with Hayes to be the surviving corporation of the Merger. Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to such term in the Merger Agreement.

         B. Elliott Associates, L.P., Westgate International, L.P., Montrose Investments, Ltd., Westover Investments, L.P., Stark International, Ltd., Shepard Investment International, Ltd., Ramius Fund, Ltd., Gam Arbitrage Investments, Inc., Leonardo, L.P., Raphael, L.P., and AG Super Fund International Partners, L.P. (the "Investors") have agreed with Access Beyond to purchase up to 45,000 shares of Access Beyond's 6% Cumulative Convertible Preferred Stock, with a $1,000 per share liquidation preference, for the price of $1,000 per share (the "Preferred Stock Investment").

         C. As a part of the Preferred Stock Investment, Access Beyond will be required to create and issue shares of 6% Cumulative Convertible Preferred Stock, with a $1,000 per share liquidation preference.

         D. Certain other amendments to the Merger Agreement are now necessary.

         NOW, THEREFORE, in reliance upon the recitals set forth above, the Parties hereto agree as follows:


1. Access Beyond shall create a class of preferred stock known as "6% Cumulative Convertible Preferred Stock" which class of preferred stock shall have an initial liquidation preference of $1,000 per share and is more fully described in a Certificate of Designations substantially in the form attached hereto as Exhibit A to this Amendment. Without violating the

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Merger Agreement, Access Beyond may enter into a Preferred Stock Investment
Agreement, a Registration Rights Agreement and such other agreements as are necessary and appropriate to effectuate the sale by Access Beyond to Investors of up to 45,000 shares of the newly-created 6% Cumulative Convertible Preferred Stock for up to $45,000,000 with the sale of 10,000 of the said shares for $10,000,000 taking place prior to the Closing of the Merger Agreement and the sale of up to 35,000 additional shares of the 6% Cumulative Convertible Preferred Stock taking place after Closing of the Merger Agreement. In the event the Investors convert any of 6% Cumulative Convertible Preferred Stock prior to the Closing of the Merger Agreement, then each Party agrees that it will be proportionately diluted by the common stock required to be issued to Investors, and that the respective percentages of the shares of Access Beyond to be held immediately after the Effective Time by the Access Beyond and Hayes shareholders as contemplated by Section 1.1.5 of the Merger Agreement shall be appropriately adjusted to accommodate the dilution occasioned by conversion of the 6% Cumulative Convertible Preferred Stock.

2. Recital D (i) of the Merger Agreement is hereby stricken in its entirety and replaced with the following:

                  (i) Chestnut Capital Limited Partnership, Rinzai Limited and Vulcan Ventures Incorporated, who together hold a majority or more of the issued and outstanding shares of each class or series of Hayes capital stock, and a sufficient number of shares of Hayes capital stock to approve the Merger (the "Principal Hayes Shareholders"), are each executing and delivering to Access Beyond a fully signed copy of a certain Voting Agreement substantially in the form of Exhibit C-1 voting a sufficient number of shares of Hayes capital stock to constitute a vote of sixty-nine and five tenths percent (69.5%) of the issued and outstanding shares of Hayes capital stock in favor of the Merger, containing a market standoff agreement, an agreement to vote in favor of the Merger, this Agreement, the Certificate of Merger and the transactions provided for herein and against any transaction that could adversely affect the Merger (collectively, the "Voting Agreements").

3. Section 5.3.3 of the Merger Agreement is hereby stricken in its entirety.

4. Section 7.13 of the Merger Agreement is hereby stricken in its entirety and replaced with the following:

                  7.13 Access Beyond Restated Certificate. The stockholders of Access Beyond shall have approved and the Secretary of State of Delaware shall have accepted for filing the Amended and Restated Certificate of Incorporation substantially in the form attached hereto as Exhibit 7.13 (the "Restated Certificate") in order to (a) change Access Beyond's name to Hayes Communications Inc.; (b) create the Access Beyond Series A Stock in an amount sufficient to provide for conversion of the Hayes Series B Stock; and (c) increase the number of shares of all classes of Access Beyond stock to 160,000,000.

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5.       Section 9.1 (b) of the Merger Agreement is hereby stricken in its entirety and replaced with the following:

                  (b) by either Access Beyond or Hayes if the Merger shall not have been consummated by 5:00 p.m. (Eastern Time) on March 1, 1998 (unless the failure to consummate the Merger is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time);

6. Section 9.3.1 of the Merger Agreement is hereby stricken in its entirety and replaced with the following:

                  9.3.1 Allocation. Except as set forth in this Section 9.3, each Party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby; provided, however, that Hayes and Access Beyond shall share equally all fees and expenses other than attorneys' fees, incurred in connection (i) with the printing and filing of the Form S-4 and the Prospectus/Proxy Statement and amendments or supplements thereto; (ii) any filings required of Hayes or Access Beyond pursuant to the HSR Act; and (iii) any filings required of Hayes or Access Beyond pursuant to NASDAQ requirements. Each Party shall promptly reimburse its principal shareholders, stockholders, officers and directors for amounts paid by them as filing fees to governmental agencies and other reasonable and necessary expenses that are incurred by such persons to comply with any consent or approval required to be obtained in order to perform this Agreement.

7. Exhibit 1.5B (Certificate of Officer of Hayes Microcomputer Products, Inc.) to the merger Agreement is hereby stricken in its entirety and replaced with the new Exhibit 1.5B, set forth as Exhibit B to this Amendment.

8. Exhibit C-4 (Executive Employment Agreement of Ronald A. Howard) to the Merger Agreement is hereby stricken in its entirety and replaced with the new Exhibit C-4, set forth as Exhibit C to this Amendment.

9. Exhibit C-5 (Executive Employment Agreement of Dennis C. Hayes) to the Merger Agreement is hereby stricken in its entirety and replaced with the new Exhibit C-5, set forth as Exhibit D to this Amendment.

10. All other provisions of the Merger Agreement shall remain unchanged and are hereby declared to be in full force and effect, except as expressly amended hereby.

11. By executing this Amendment, Hayes represents that the Amendment and the actions contemplated hereby have been duly authorized by the Hayes Transaction Committee and Access
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Beyond represents that the Amendment and the actions contemplated hereby have been duly authorized by the Access Beyond Board of Directors.
         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ACCESS BEYOND, INC.                         HAYES MICROCOMPUTER PRODUCTS, INC.


BY:/s/ Ronald A. Howard                     By:/s/ Dennis C. Hayes
   ---------------------------------           --------------------------------
   Ronald A. Howard, President                 Dennis C. Hayes, Chairman

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                                   EXHIBIT B


                             CERTIFICATE OF OFFICER
                     OF HAYES MICROCOMPUTER PRODUCTS, INC.

         The undersigned officer of Hayes Microcomputer Products, Inc., a Georgia corporation ("Hayes"), on behalf of the management of Hayes, after consulting with legal counsel and financial auditors regarding the meaning of and the factual support for the following representations, hereby represent, in connection with the proposed merger of Hayes with and into _________________, a Georgia corporation ("Newco"), a wholly owned subsidiary of Access Beyond, Inc., a Delaware corporation ("Acquiror"), with Hayes surviving the merger and with Hayes shareholders receiving solely Acquiror voting stock in the merger, intended to qualify as a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E), collectively referred to as the "Merger," pursuant to that certain Agreement and Plan of Reorganization by and between Acquiror, Newco and Hayes, dated as of _____________, 1997, and Exhibits thereto (collectively the "Agreement"),(1) that to the best of their knowledge and belief the following facts are now true, correct and complete; and will continue to be true, correct and complete as of the Effective Time for the Merger and thereafter, as relevant.

         1. At least 90% of the fair market value of its net assets and at least 70% of the fair market value of the gross assets held by Hayes immediately before the Merger during the Pre-Merger Period will be held by Hayes immediately after the Merger. For the purpose of determining the percentage of the net and gross assets held by Hayes immediately before the Merger for purposes of this representation, the following assets will be treated as property held by Hayes immediately prior but not subsequent to the
Merger: (a) assets disposed of by Hayes prior to the Merger and in contemplation thereof (including without limitation any asset disposed of by Hayes, other than in the ordinary course of business, during the period ending on the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) between Hayes and Acquiror regarding the merger (the "Pre-Merger Period"), (b) assets used by Hayes to pay expenses or liabilities incurred in connection with the Merger, and (c) assets used to make distributions (except for regular and normal dividends), redemption or other payments in respect of Hayes stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the merger or related thereto.

         2. Hayes has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period other than (a) in the ordinary course of business, and (b) payments for expenses incurred in connection with the Merger.

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         (1) Unless otherwise indicated, all capitalized terms shall have the meaning defined in the Agreement.